THIRD AMENDMENT TO THE
GRAPHIC PACKAGING RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2015)

WHEREAS, the Compensation and Benefits Committee of the Board of Directors of Graphic Packaging Holding Company has delegated to the Retirement Committee (the “Retirement Committee”) of Graphic Packaging International, Inc. (the “Company”) the responsibility to make certain amendments to the Graphic Packaging Retirement Plan (the “Plan”); and

WHEREAS, the Retirement Committee deems it desirable to amend the Plan to permit certain vested participants who are no longer employed by the Company or an affiliate to elect to receive lump-sum distributions of their Plan benefits during a limited period of time in 2015;

NOW, THEREFORE, BE IT RESOLVED, that, effective November 1, 2015, the Plan be, and it hereby is, amended in the following respects:

1.    Article 2 of the Core Document of the Plan is amended by adding the following new Section 2.10 to the end thereof:

2.10    Special Commencement Right During 2015
Notwithstanding anything in (i) Section 2.3, or (ii) Article 5 or Article 6 of the applicable Appendix to the contrary, certain Members may elect to commence their Pension with an Annuity Starting Date on the Special Annuity Starting Date (as defined below), in accordance with this Section.

(a)	Definitions. For purposes of this Section, each of the following terms when capitalized has the respective meaning set forth below:

(i)	Eligible Participant. An “Eligible Participant” is a vested Member who meets all of the requirements described in Subsections (A) through (F) below:

(A)	The Member had a termination of employment with the Employer and all Affiliated Employers with a vested Pension, either:

(I)	Prior to April 1, 2014, and the Member did not satisfy the eligibility requirement of Section 2.9(a)(i)(G);

(II)	Prior to April 1, 2014, and satisfied the eligibility requirements of Section 2.9 but did not elect to commence his or her Pension solely because the Member was not sent distribution paperwork; or

(III)
After March 31, 2014 and prior to May 29, 2015 and has not been reemployed by the Employer or an Affiliated Employer on or before the Special Annuity Starting Date, without regard to the Equivalent Actuarial Value of the Member’s Accrued Benefit; and

(B)	The Member is not receiving benefits under a long-term disability plan of the Employer or an Affiliated Employer;

(C)	The Member has not attained his or her Normal Retirement Date on or before the Special Annuity Starting Date;

(D)	The Member has not commenced his or her benefit as of an Annuity Starting Date prior to the Special Annuity Starting Date;

(E)	No portion of the Member’s Accrued Benefit is subject to a qualified domestic relations order or other lien that is in effect or pending as of the Special Annuity Starting Date; and

(F)	As of the Special Annuity Starting Date, the Member had not deceased.

(ii)	Special Annuity Starting Date. The “Special Annuity Starting Date” means November 1, 2015.

(iii)
Window Election Deadline. The “Window Election Deadline” means the earlier of (i) the date that is 60 days after an Eligible Participant initiates the process of commencing benefits under this Section, or (ii) December 1, 2015.

(iv)	Window Initiation Period. The “Window Initiation Period” means the period beginning on August 17, 2015 and ending on October 2, 2015.

(b)	Payment Options for Eligible Participants. The following provisions apply to Eligible Participants who commence their Plan benefits under this Section:

(i)
Retirement-Eligible Participant. An Eligible Participant who, as of the Special Annuity Starting Date, is eligible to commence an early retirement Pension under Section 5.3 of the applicable Appendix or a vested Pension under Section 5.5 of the applicable Appendix as of the Special Annuity Starting Date, may elect to receive his or her Pension benefit in the form of a lump-sum payment pursuant to this

Section or in any form of benefit otherwise available to the Eligible Participant under Section 6.2 of the applicable Appendix.

(ii)
Non-Retirement-Eligible Participant. An Eligible Participant who, as of the Special Annuity Starting Date, is otherwise not eligible to commence his benefit as of the Special Annuity Starting Date, may elect to receive his or her Pension benefit in the form of a:

(A)    lump-sum payment pursuant to this Section,

(B)	single life annuity under Section 6.2(a) of the applicable Appendix,

(C)	if the Eligible Participant is married on the Special Annuity Starting Date, a Qualified Joint and Survivor Annuity, or

(D)
if the Eligible Participant is married on the Special Annuity Starting Date, a 75% joint and survivor annuity under Section 6.2(c) of the applicable Appendix with the Eligible Participant’s Spouse as his Beneficiary.

(iii)
Spousal Consent Requirements. An Eligible Participant’s election to waive the normal form of benefit under Section 6.1(b) of the applicable Appendix is subject to Spousal Consent, as described in Section 2.3(a)(ii).

(c)	Calculation of Benefits.

(i)
Retirement-Eligible Participant. With respect to an Eligible Participant described in subsection (b)(i) hereof, the benefit payable under this Section shall be calculated under the provisions of the Plan that generally apply to the calculation of such benefit, but disregarding any limitation on the amount of lump sums otherwise payable under the terms of the Plan.

(ii)
Non-Retirement-Eligible Participant. With respect to an Eligible Participant described in subsection (b)(ii) hereof, the benefit payable under this Section shall be of Equivalent Actuarial Value to the Eligible Participant’s Accrued Benefit using the actuarial assumptions for calculating lump sums.

(d)
Election Procedures. An Eligible Participant’s election to commence benefits under this Section must be made in accordance with procedures established by the Retirement Committee. An Eligible Participant’s election to receive payment under this Section must be (i) initiated by the Eligible Participant no later than the last day of the Window Initiation Period and (ii) completed by returning an election form postmarked on or before the Window Election Deadline, unless a later date is required by law due to a delay in the delivery of the election notice to the Eligible Participant. An Eligible Participant who does not notify the Retirement Committee of a change in his or her address by the date established by the Retirement Committee in order for the Eligible Participant to commence a benefit with an Annuity Starting Date on the Special Annuity Starting Date, shall not be eligible to commence his or her benefit under this Section. An Eligible Participant who does not submit a completed election form (including any applicable Spousal Consent) in accordance with this subsection (d) may commence benefits only at the time and in the form determined under the Plan without regard to this Section.

BE IT FURTHER RESOLVED, that the Retirement Committee has approved this Third Amendment to the Graphic Packaging Retirement Plan this 3rd day of September, 2015.

GRAPHIC PACKAGING INTERNATIONAL, INC. RETIREMENT COMMITTEE MEMBERS

By: /s/ Brad Ankerholz
Brad Ankerholz

By: /s/ Carla J. Chaney
Carla J. Chaney

By: /s/ Debbie Frank
Debbie Frank

By: /s/ Stephen Scherger
Stephen Scherger

By: /s/ Brian A. Wilson
Brian A. Wilson

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